Exhibit 99.1

SUPERTEX, INC.	PRESS RELEASE

FOR IMMEDIATE RELEASE	Contact:	Dr. Henry C. Pao
January 18, 2005		President & CEO
	Tel:	408-222-8888
	Fax:	408-222-4800
	Email:	investors@supertex.com

SUPERTEX REPORTS THIRD FISCAL QUARTER RESULTS

Sunnyvale, CA (January 18, 2005) - Supertex, Inc. (NASDAQ: SUPX) today reported that net sales for its third fiscal quarter ended January 1, 2005 increased 15% to $14,925,000 from the $13,010,000 reported for the same quarter of the prior year, but decreased 4% compared with the prior quarter of $15,548,000. Net income for the quarter increased to $2,250,000 or $0.17 per share on a diluted basis from $647,000 or $0.05 per share on a diluted basis for the same quarter of the prior year, and increased 17% from $1,916,000 or $0.15 per share on a diluted basis when compared with the prior quarter.

For the nine-month period ended January 1, 2005 compared with the same period of the prior year, net sales increased 18% from $37,805,000 to $44,715,000, and net income increased from $1,869,000 to $6,026,000.

Dr. Henry C. Pao, President and CEO commented, "Our third fiscal quarter sales came in slightly below our conference call guidance in October, primarily because the decreases in our medical business and our foundry service business were slightly more than forecasted in the guidance. Gross margin for the quarter improved 1% to 53%, as compared to the prior quarter despite lower sales, partly due to a more favorable product mix. Inventory was $11.9 million, an increase of approximately $724,000 from the prior quarter. Cash flow was positive. Cash, cash equivalent, and short-term investments increased by $4.3 million from prior quarter. R&D spending decreased 22% from the prior quarter because some of our process technology development work was completed and moved on to production. We continue to add sales and technical marketing resources to support new products. We are pleased with this quarter of transition to our newer products. We believe we will see sequential quarterly revenue growth in these products. However, a forecasted decline in our lower margin foundry service business may offset some of these increases. We plan to introduce several new products in our fourth fiscal quarter."

Forward Looking Statements:

The industry in which we compete is characterized by extreme rapid changes in technology and frequent new product introductions. We believe that our long-term growth will depend largely on our ability to continue to enhance existing products and to introduce new products and features that meet the continually changing requirements of our customers. All statements contained in this press release that are not historical facts are forward-looking statements. They are not guarantees of future performance or events. They are based upon current expectations, estimates, beliefs, and assumptions about the future, which may prove incorrect, and upon our goals and objectives, which may change. Often such statements can be identified by the use of the words such as "will," "intends," "expects," "plans," "believes," "anticipates," and "estimates." Examples of a forward-looking statement include that we believe we will see sequential quarterly revenue growth in these newer products, and however, a forecasted decline in our lower margin foundry service business may offset some of these increases, and we plan to introduce several new products in our fourth fiscal. The forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. They are not guarantees of future performance or events but rather involve a number of risks and uncertainties including, but not limited to, whether we successfully release our new devices into volume production, whether our customers experience the demand we anticipate for their products, including products in the pre-production stage, which incorporate our devices, whether our foundry customers decrease their requirements for our foundry services, and whether competitors introduce devices at lower prices than our devices causing price erosion as well as other risk factors detailed in our Form 8-K, 10-K, and 10-Q filings with the Securities and Exchange Commission. Due to these and other risks, our future actual results could differ materially from those discussed above. We undertake no obligation to publicly release updates or revisions to these statements which speak only as of this date.

Conference Call Details

The Company will host a conference call at 2:30 p.m. PST (5:30 p.m. EST) on January 18, 2005, following the earnings release. President and Chief Executive Officer, Dr. Henry C. Pao and Executive Vice President, Richard E. Siegel will present an overview of the third fiscal quarter financial results, discuss current business conditions and then respond to questions.

The call is available live to listen or ask questions to any interested party by dialing 800-795-1259 (domestic) or 785-832-2041 (toll, international) before the scheduled start time, and asking to be connected to the Supertex Third Quarter Investor Call. A recorded replay will be available until 11:59 p.m., February 2, 2005 by dialing 888-562-3375 (domestic) or 402-220-1134 (toll, international).

About Supertex

Supertex, Inc. is a publicly held mixed signal semiconductor manufacturer, focused in high voltage interface products for use in the telecommunications, networking systems, flat panel displays, medical and industrial electronics industries. Supertex product, corporate and financial information is readily available at www.supertex.com.

For further information, contact Henry Pao at Supertex, Inc., 1235 Bordeaux Drive, Sunnyvale, California 94089, 408-222-8888 or visit our Website at http://www.supertex.com.

SUPERTEX, INC.

CONSOLIDATED INCOME STATEMENT INFORMATION
(unaudited)

	Three-months Ended		Nine-months Ended
	(in thousands, except per share amounts)
	January 1, 2005	December 27, 2003	January 1, 2005	December 27, 2003
Net sales	$14,925	$13,010	$44,715	$37,805
Cost of sales	7,043	7,703	21,543	22,515
Gross profit	7,882	5,307	23,172	15,290
Research and development	2,086	2,418	7,242	6,925
Selling, general and administrative	3,049	2,550	8,400	7,144
Income from operations	2,747	339	7,530	1,221
Interest and other income, net	692	599	1,464	1,487
Income before income taxes	3,439	938	8,994	2,708
Provision for income taxes	1,189	291	2,968	839
Net income	$2,250	$647	$6,026	$1,869
Net income per share
Basic	$0.17	$0.05	$0.47	$0.15
Diluted	$0.17	$0.05	$0.46	$0.14
Shares used in per share computation
Basic	13,023	12,775	12,957	12,728
Diluted	13,419	13,086	13,204	13,013

SUPERTEX, INC.

CONSOLIDATED BALANCE SHEET INFORMATION

(unaudited)

	January 1, 2005	April 3, 2004
	(in thousands)
ASSETS
Cash and cash equivalents	$81,662	$71,117
Short term investments	5,797	5,007
Accounts receivable, net	8,755	7,667
Inventories, net	11,891	12,606
Deferred income taxes	4,989	4,989
Other current assets	790	642
Total current assets	113,884	102,028
Property, plant and equipment	8,268	9,731
Other assets	96	94
Deferred income taxes	944	944
TOTAL ASSETS	$123,192	$112,797

LIABILITIES
Trade accounts payable	$3,055	$2,354
Accrued salaries, wages and employee benefits	8,550	7,449
Other accrued liabilities	548	481
Deferred revenue	3,015	3,254
Income taxes payable	2,097	1,485
Total current liabilities	17,265	15,023

SHAREHOLDERS' EQUITY
Common stock	34,489	32,134
Retained earnings	71,438	65,640
Total shareholders' equity	105,927	97,774
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$123,192	$112,797